This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

Dual Directional Contingent Buffered Equity Note ("CBEN")
JPMorgan Capped Dual Directional Contingent Buffered Equity Notes Linked to the
Euro Stoxx 50 Index due August 31, 2016

The notes are designed for investors who seek an unleveraged return equal to any appreciation (with a maximum return of at least 17.90%), or an unleveraged return equal to the absolute value of any depreciation (up to 17.90%), of the
Euro Stoxx 50 Index at maturity, and who anticipate that the Ending Index Level will not be less than the Initial Index Level by more than 17.90% .

Trade Details/Characteristics
----------------------------- ---------------------------------------------------------------------------------------------------------------------
Underlying                    Euro Stoxx 50 Index
Currency                      USD
Contingent Buffer Amount      17.90%
Monitoring Period             At Maturity
Maximum Upside Return         17.90%
Maximum Potential Loss        100.00%
Payment at Maturity           If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum
                              Return. Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per
                              $1,000 principal amount note will be calculated as follows:
                                          $1,000 +($1,000 x Index Return), subject to the Maximum Return
                              If the Ending Index Level is less than the Initial Index Level by up to 17.90%, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                $1,000 + ($1,000 x Absolute Index Return)
                              Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level is less than the Initial Index Level by more than 17.90%, your maximum payment at maturity if the Index Return is negative is $1,179.00 per $1,000 principal amount note.
                              If the Ending Index Level is less than the Initial Index Level by more than 17.90%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than
                              17.90%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                  $1,000 + ($1,000 x Index Return)
                              If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, you will lose more than 17.90% of your principal amount and may lose all of your principal amount at maturity.
Index Return:                 (Ending Index Level - Initial Index Level)/Initial Index Level
Absolute Index Return:        The absolute value of the Index Return. For example, if the Indeex Return is -5%, the
                              Absolute Index Return wil equal 5%.
Initial Index Level           The closing level of the Index on the pricing date
Ending Index Level:           The arithmetic average of the closing levels of the Index on each of the five Ending Averaging
                              Dates
Ending Averaging Dates:       August 22, 2016, August 23, 2016, August 24, 2016, August 25, 2016, and August 26, 2016
Maturity Date:                August 31, 2016
Preliminary Termsheet         http://www.sec.gov/Archives/edgar/data/19617/000095010315001420/dp53747_fwp-0257.htm

Please see the term sheet hyperlinked above for additional information about the notes,  including  JPMS's  estimated  value, which is the estimated value of the notes when the terms are set.

Risk Considerations

[]    The  risks  identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]    Your  investment  in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase and

[]    Your  maximum  gain  on the notes is limited by the maximum return and the contingent buffer ammount.

[]    JP  Morgan  Chase  and  Co.  and  its  affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent  and  hedging  JPMorgan  Chase  and Co.'s obligations under the notes.
      Their interests may be adverse to your interests.

[]    JPMS's  estimated  value  does not represent the future value of the notes and may differ from others' estimates.

[]    JPMS's  estimated  value  is not determined by reference to credit spreads for our conventional fixed rate debt.

[]    The  value  of  the  notes  as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time.

[]    No  interest  payments  and  no  ownership  or  dividend  rights in stocks comprising the Index.

[]    Lack  of  liquidity  -  J.P.  Morgan  Securities  LLC  intends to offer to purchase the notes in the secondary market but is not required to do so.

[]    Even  if  there is a secondary market, it may not provide enough liquidity for you to trade or sell the note easily.

[]    Secondary  market  prices of the notes will likely be lower than the price you  paid  for  the  notes and will be impacted by a number of econoic and market factors.

Hypothetical Payout For CBEN

The  graph  above  demonstrates  the  hypothetical  total return on the notes at maturity  for  the notes detailed in the table below. Your investment may result in a loss of all of your principal at maturity.

Ending Index Level Index Return Absolute Index Return Total Return
------------------ ------------ ---------------------
   4,760.00          40.00%          40.00%            17.90%
   4,420.00          30.00%          30.00%            17.90%
   4,080.00          20.00%          20.00%            17.90%
   4,008.60          17.90%          17.90%            17.90%
   3,740.00          10.00%          10.00%            10.00%
   3,570.00          5.00%           5.00%              5.00%
   3,485.00          1.00%           1.00%              1.00%
------------------ ------------ --------------------- ------------
   3,400.00          0.00%           0.00%              0.00%
------------------ ------------ --------------------- ------------
   3,230.00          -5.00%          5.00%              5.00%
   3,060.00         -10.00%          10.00%            10.00%
   2,791.40         -17.90%          17.90%            17.90%
   2,791.06         -17.91%          17.91%            -17.91%
   2,720.00         -20.00%          20.00%            -20.00%
   2,380.00         -30.00%          30.00%            -30.00%
------------------ ------------ --------------------- ------------

The table above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The hypothetical total returns set forth above assume an Initial Index Level of
3,400.00 and a Maximum Return of 17.90% . Each hypothetical total return or hypothetical payment at maturity set forth above is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the table, graph and examples have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Filed pursuant to Rule 433 Registration Statement No: 333-199966 Dated: January 28,
2015